EXHIBIT 99.1

Investor Contact:	Media Contact:
Perot Systems Corporation	Perot Systems Corporation
John Lyon	Joe McNamara
phone: (972) 577-6132	phone: (972) 577-6165
fax: (972) 577-6790	fax: (972) 577-4484
John.Lyon@ps.net	Joe.McNamara@ps.net

Perot Systems Corporation
2300 West Plano Parkway
Plano, TX 75075
972.577.0000
www.perotsystems.com

Perot Systems Announces Second Quarter 2004
Financial Results

Plano, TX – August 3, 2004 — Perot Systems Corporation (NYSE: PER) today announced financial results for the second quarter of 2004. For the quarter:

•	Revenue was $434 million, an increase of 20% year-to-year.

•	Earnings per share (diluted) was $.18.

•	Operating margin was 7.9%.

•	Trailing twelve month new contract signings totaled $771 million.

•	Trailing twelve month operating cash flow was $113 million with capital expenditures of $24 million for the same time period.

•	Cash totaled $167 million as of June 30, 2004.

For the third quarter of 2004, Perot Systems expects:

•	Revenue to range from $430 million to $445 million.

•	Earnings per share (diluted) to range from $.17 to $.18.

“The Perot Systems team produced strong results and good business momentum this quarter,” said Ross Perot Jr., president and CEO of Perot Systems. “After several years of careful investment and positioning, our team is beginning to realize the benefits of its hard work and dedication to building our company for long-term success. We have strong growth engines that are leading us into the future. We are winning new business that strengthens our growth position. We have a strong financial position that provides us the flexibility to continue investing in our future.”

Perot Systems Corporation
Revenue by Line of Business
(Millions of USD)

	2Q 2004	Year-to-Year	Acquisition-
Line of Business	Revenue	Growth	Related Growth1)
IT Solutions2)	$323.6	12%	$1.8
Government Services	68.4	17%	—
Consulting, net2)	41.8	263%	29.0

Total	$433.8	20%	$30.8

1.	Represents revenue growth contributed from companies acquired since the second quarter of 2003 and includes Vision Healthsource ($1.8 million) within the IT Solutions line of business, and TSI ($28.8 million) and Delphi Group ($0.2 million) within the Consulting line of business. For IT Solutions, Consulting, and Perot Systems consolidated results, acquisitions contributed one, 252, and nine percentage points of year-to-year growth, respectively.

2.	Revenue from UBS was $64.9 million for the second quarter of 2004, or 15% of revenue. Revenue from UBS reported within the IT Solutions line of business was $57.5 million for the second quarter of 2004, a decrease of 4% year-to-year. Revenue from UBS reported within the Consulting line of business was $7.4 million for the second quarter of 2004, all of which came from TSI, which was acquired during December 2003.

Business Outlook

The information contained within the following sections, the projections provided on the first page of this press release with respect to the third quarter of 2004, and the accompanying footnotes to the financial statements are important to understanding current and future performance. Some of the statements included in this press release involve projections of Perot Systems’ future financial performance and are based on current expectations. These statements are forward-looking, and actual results may differ materially. In formulating these projections, we have considered recent and potential sales, acquisitions, current market conditions and long-term opportunities and risks, with these factors being subject to risks and uncertainties, including those described within this press release.

For the third quarter of 2004:

•	Revenue is expected to range from $430 million to $445 million, representing year-to-year growth of between 16% and 20%. Acquisitions completed since the third quarter of 2003 will contribute approximately $30 million, equal to eight percentage points of year-to-year revenue growth. The remainder of the year-to-year revenue growth will come primarily from new sales and expansion of existing customer contracts. Perot Systems expects its IT Solutions, Government Services, and Consulting lines of business to grow year-to-year by approximately 8%, 20% and 260%, respectively. Prior to the effect of the acquisition of TSI, which will add substantial revenue to Perot Systems’ Consulting line of business, Perot Systems’ Consulting line of business should grow year-to-year by approximately 15% to 20%.

•	Earnings per share (diluted) is expected to range from $.17 to $.18. Perot Systems expects that the commercial outsourcing contracts it signs during the third quarter will not produce significant earnings during their initial months, consistent with the economic model for many outsourcing contracts. Perot Systems also expects that its commercial accounts will remain stable with second quarter levels.

Information about Perot Systems’ Largest Customer and Planned Operations

With recent changes to our business, improvements to market conditions, and the opportunities and risks that are present during the next few years, we are providing the following information:

•	Our outsourcing contract with UBS expires on January 1, 2007, and as a result, we expect to lose a substantial majority of our revenue and profit from UBS. The impact of the expiration of the outsourcing agreement on our profits will be based in part on our ability to reduce our costs. We expect that the expiration of the outsourcing agreement likely will have a disproportionately large effect on our profitability compared to the effect on our revenues. The amount of gross profit that we have earned from UBS has ranged from $44 million to $50 million per year during the past three calendar years. We expect the services we provide to UBS post 2006 will include offshore services, which are provided outside the scope of the outsourcing contract and currently represent approximately $30 million of annual revenue outside the outsourcing contract.

•	We expect to realize between $50 million and $60 million of operating efficiencies by the end of 2007, including efficiencies we expect on existing fixed and unit priced contracts of $30 million by the end of 2007, reducing existing SG&A by $10 million by the end of 2006 with approximately $5 million of this reduction coming from existing amortization expense during 2005, and between $10 million and $20 million of expense reductions to be realized during 2007.

We believe our ability to increase revenues will depend primarily on the success of our units focused on selling services to Healthcare, Federal Government and Offshore Services markets. These three areas currently comprise 78% of our revenue, excluding UBS outsourcing revenue. For the second quarter of 2004, revenue from the Healthcare and Government markets grew by 27% and 17% year-to-year, respectively. Pro forma year-to-year revenue growth for TSI, our offshore application management unit, was 34% for the second quarter of 2004. Pro forma growth looks at the underlying growth of TSI, which we acquired and consolidated beginning on December 31, 2003. While we may not continue to grow these areas at these rates, we believe that we will continue to experience strong growth in these areas. In addition to this growth, we plan to continue adding to our capabilities through acquisitions.

In expanding our business, we plan to add future SG&A at approximately 5% of new revenue long-term, excluding the effect of acquisitions.

Conference Call

Perot Systems will hold a conference call to review second quarter 2004 results of operations on August 3, 2004 at 10:15 a.m. EDT. Parties interested in participating may join the conference call via the Internet at www.perotsystems.com. Additionally, Perot Systems has published a downloadable summary of its second quarter results at www.perotsystems.com.

Perot Systems Corporation
Condensed Consolidated Statements of Operations
For the Three Months Ended June 30, 2003 and 2004
(Millions of USD, except per share amounts)
Unaudited

	Three Months Ended June 30
	2003	2004	% Change
Revenue	$360.0	$433.8	20%
Direct Cost of Services	307.2	345.2	12%

Gross Profit1)	52.8	88.6	68%
Selling, General & Admin.2)	47.0	54.5	16%

Operating Income	5.8	34.1	488%
Other Income/(Expense), net3)	1.7	0.7	(59%)
Interest Income/(Expense), net	0.6	(0.2)	(133%)

Pretax Income	8.1	34.6	327%
Income Tax Expense	3.2	12.7	297%

Net income	$4.9	$21.9	347%

Earnings Per Share (Diluted)	$.04	$.18	350%
Shares Outstanding (Diluted)4)	114.7	119.6	4%

Perot Systems Corporation
Revenue Summary
For the Three Months Ended June 30, 2004
(Millions of USD)
Unaudited

	Revenue	% Pts. of
	Growth	Growth
2Q 2003	$360.0
New Contracts	17.2	4.8 pts.
Commercial Accounts	12.1	3.3 pts.
Industry-based Consulting	2.4	0.7 pts.
Acquisition	1.8	0.5 pts.

IT Solutions	33.5	9.3 pts.

Government Services	10.0	2.8 pts.

Acquisitions	29.0	8.1 pts.
Other Consulting	1.3	0.3 pts.

Consulting	30.3	8.4 pts.

2Q 2004	$433.8	20.5 pts.

		Year-to-Year
	Revenue	Growth	% of Total
Healthcare	$197.0	27%	45%
Financial Services	58.9	(16%)	14%
Commercial Group & Other	67.7	4%	16%

IT Solutions	323.6	12%	75%

Government Services	68.4	17%	16%
TSI, gross	35.2	n/m	8%
Intersegment Eliminations	(6.4)	n/m	(1%)

TSI, net	28.8	n/m	7%
Solutions Consulting	12.6	13%	2%
Other Consulting	0.4	33%	0%

Consulting, net	41.8	263%	9%

Total Company	$433.8	20%	100%

Perot Systems Corporation
Condensed Consolidated Balance Sheets
As of December 31, 2003 and June 30, 2004
(Millions of USD)
Unaudited

	As of	As of
	12/31/2003	6/30/2004	% Change
Cash and cash equivalents	$123.8	$166.9	35%
Short-term investments	37.6	—	(100%)
Accounts receivable, net	208.2	240.1	15%
Prepaid expenses and other	52.4	73.2	40%

Total current assets	422.0	480.2	14%
Property, equip. & software, net	142.8	138.3	(3%)
Goodwill	347.6	358.0	3%
Other non-current assets	98.2	121.3	24%

Total assets	$1,010.6	$1,097.8	9%

Current liabilities5)	$207.0	$295.9	43%
Long-term liabilities5)	90.8	19.4	(79%)
Stockholders’ equity	712.8	782.5	10%

Total liabilities & stockholders’ equity	$1,010.6	$1,097.8	9%

Perot Systems Corporation
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended June 30, 2003 and 2004
(Millions of USD)
Unaudited

	Three Months Ended
	6/30/2003	6/30/2004
Net income	$4.9	$21.9
Depreciation and amortization	9.5	13.6
Changes in assets and liabilities (net of effects from acquisitions of businesses) and other non-cash items	(14.4)	(19.1)

Net cash provided by operating activities	—	16.4
Purchases of property, equipment & software	(5.3)	(4.0)
Acquisitions of businesses, net of cash acquired	(2.8)	(0.5)
Other investing activities6)	—	32.3

Net cash provided by (used in) investing activities	(8.1)	27.8
Proceeds from issuance of common stock	2.9	4.3
Other financing activities	(0.4)	—

Net cash provided by financing activities	2.5	4.3
Effect of exchange rate changes on cash	2.1	(0.3)

Net cash flow	$(3.5)	$48.2

Financial Statement Notes

1)	Gross margin, which is calculated as gross profit divided by revenue, for the second quarter of 2004 was 20.4% of total revenue, which is higher than the gross margin for the second quarter of 2003 of 14.7% of total revenue. This year-to-year increase in gross margin is primarily due to the following:

•	In the second quarter of 2003, we recorded $17.7 million of expense in direct costs of services associated with the exiting of an under-performing contract.

•	The acquisitions of TSI and Vision Healthsource increased gross margin by 1.8 percentage points. TSI and Vision were acquired during the twelve-month period following the second quarter of 2003 and typically realize higher gross margins than what we normally realize on traditional IT outsourcing contracts because of the nature of the services they provide, which are offshore business process outsourcing and application management services.

This year-to-year increase is also due to a slight increase in overall profitability for commercial customer contracts, particularly our fixed-price contracts for which the profitability tends to improve with the maturity of the contract as we develop operating efficiencies. Partially offsetting these increases were three major customer contract changes, which reduced our gross margin by 0.9 percentage points, and an increase in expense of $6.6 million for year-end bonuses for the majority of the associates in our IT Solutions segment and associates in our corporate SG&A areas.

2)	Selling, general and administrative expenses for the second quarter of 2004 increased 16.0% to $54.5 million from $47.0 million for the second quarter of 2003. This increase is primarily attributable to the acquisition of TSI and additional costs associated with corporate compliance and business insurance, partially offset by reduced SG&A expenses primarily resulting from cost reductions made in 2003. During the second quarter of 2003, we recorded $3.3 million of expense in SG&A related to severance and other costs to eliminate approximately 150 positions in various business functions and geographic areas. In addition, we recorded a reduction of expense in the second quarter of 2003 of $5.4 million resulting from revising our estimate of liabilities associated with actions in previous years to streamline our operations, which included a favorable resolution of an employment dispute.

3)	Other income, net, for the second quarter of 2004 decreased to $0.7 million from $1.7 million for the second quarter of 2003. During the second quarter of 2003, we recorded $1.5 million of income from our previous 50% equity in the earnings of TSI, which we consolidated on December 31, 2003, following the acquisition of HCL Technologies’ shares in TSI. The remainder of the change is primarily due to gains recorded from the sale of securities held by TSI.

4)	Perot Systems accounts for its employee and non-employee director stock option activity under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Had the company elected to adopt FAS 123, “Accounting for Stock Based Compensation,” the pro forma diluted earnings per common share for the second quarter of 2003 and 2004 would be $.01 and $.14, respectively.

5)	Perot Systems’ operating lease with a variable interest entity for the use of land and office buildings in Plano, Texas was recorded as long-term debt of $75.5 million as of December 31, 2003. The agreement matures in June 2005, and Perot Systems is currently pursuing plans to restructure the agreement. Consequently, Perot Systems has reclassified $75.5 million from long-term debt to the current portion of long-term debt as of June 30, 2004.

6)	Other investing activities for the second quarter of 2004 include proceeds of $32.3 million associated with the sale of investments.

About Perot Systems

Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2003 revenue of $1.5 billion. The company has more than 14,000 associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at http://www.perotsystems.com.

This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Among many factors that could affect our business and cause actual results to differ materially are the following:

•	Our outsourcing agreement with UBS, the largest of our UBS agreements, ends in January 2007, which we expect to result in the loss of a substantial majority of revenue and profits from our UBS relationship.

•	Revenue and profits from our contract with UBS may substantially vary between periods because it depends on the amount and quality of the services we provide.

•	We may bear the risk of cost overruns under custom software development contracts, and, as a result, cost overruns could adversely affect our profitability.

•	Our five largest customers account for a substantial portion of our revenue and profits and loss of any of these customers could result in decreased revenues and profits.

Perot Systems 2Q 2004 Financial Results — Confidential       Page 11 of 12

•	If entities we acquire fail to perform in accordance with our expectations or if their liabilities exceed our expectations, our profits per share could be diminished and our financial results could be adversely affected.

•	Our software development products may cost more than we initially project, encounter delays, or fail to perform well in the market, which could decrease our profits.

•	Our financial results are materially affected by a number of factors, including broad economic conditions, the amount and type of technology spending that our customers undertake, and the business strategies and financial condition of our customers and the industries we serve, which could result in increases or decreases in the amount of services that we provide to our customers and the pricing of such services. Important to our future financial and growth position is our ability to identify and effectively respond to these factors.

•	The success of the implementation of planned operating efficiencies and cost cutting initiatives, and the timing and amount of any resulting benefits.

•	If we are unable to successfully integrate acquired entities, our profits may be less and our operations more costly or less efficient.

•	Our contracts generally contain provisions that could allow customers to terminate the contracts and sometimes contain provisions that enable the customer to require changes in pricing, decreasing our revenue and profits and potentially damaging our business reputation.

•	Some contracts contain fixed-price provisions or penalties that could result in decreased profits.

•	Fluctuations in currency exchange rates may adversely affect the profitability of our foreign operations.

•	Our international operations expose our assets to increased risks and could result in business loss or in more expensive or less efficient operations.

•	We have a significant business presence in India, and risks associated with doing business there could decrease our revenue and profits.

•	Governments could enact legislation that restricts the provision of services from offshore locations.

•	Our government contracts contain early termination and reimbursement provisions that may adversely affect our revenue and profits.

•	If customers reduce spending that is currently above contractual minimums, our revenues and profits could diminish.

•	If we fail to compete successfully in the highly competitive markets in which we operate, our business, financial condition, and results of operations will be materially and adversely affected.

•	Increasingly complex regulatory environments may increase our costs.

•	Our quarterly operating results may vary.

•	Loss of key personnel could adversely affect our ability to attract and retain business.

•	Changes in technology could adversely affect our competitiveness, revenue, and profit.

•	Ross Perot has substantial control over any major corporate action.

•	We could lose rights to our company name, which may adversely affect our ability to market our services.

•	Failure to recruit, train, and retain technically skilled personnel could increase costs or limit growth.

•	Alleged or actual infringement of intellectual property rights could result in substantial additional costs.

•	Provisions of our certificate of incorporation, bylaws, stockholders’ rights plan and Delaware law could deter takeover attempts.

Please refer to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003, as filed with the U.S. Securities and Exchange Commission and available at www.sec.gov, for additional information regarding risk factors. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.

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